Exhibit 99.4

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at March 31, 2022 and December 31, 2021

expressed in thousands of Canadian dollars

	Notes	March 31 2022	December 31 2021
ASSETS
Current Assets
Cash		$15,172	$33,308
Marketable securities		83	81
Trade and other receivables	3	11,887	8,887
Inventory	4	29,479	27,616
Prepaid expenses and deposits		4,830	3,603
		61,451	73,495
Mineral Properties	5	1,080,576	1,064,720
Other Assets	6	38,177	38,087
Deferred Income Tax Assets		10,089	10,039
		$1,190,293	$1,186,341
LIABILITIES
Current Liabilities
Trade and other payables		$46,041	$59,673
Provision for rehabilitation costs		432	486
Short term debt	7	56,500	29,500
Current portion of leases	8	2,585	2,896
		105,558	92,555
Non-Current Leases	8	2,213	2,579
Future Site Reclamation Provisions	9	147,290	147,622
Deferred Income Tax Liabilities		179,094	180,489
		434,155	423,245
EQUITY
Share Capital	10	379,581	379,570
Contributed Surplus		41,432	41,385
Currency Translation Adjustment		7,512	7,604
Retained Earnings		327,612	334,537
		756,138	763,096
		$1,190,293	$1,186,341
Commitments and Pledges	17
Contingent Liabilities	18

See accompanying notes to these condensed consolidated interim financial statements.

Approved by the Board and authorized for issue on May 6, 2022

/s/ Larry G. Moeller	/s/ J. Brian Kynoch

Director	Director

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 1

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

		Three Months Ended March 31
	Notes	2022	2021
Revenue		$33,126	$33,050
Cost of Sales	11	(31,109)	(34,996)
Income (Loss) from Mine Operations		2,017	(1,946)
General and Administration		(1,114)	(1,121)
Idle Mine Costs		(1,502)	(5,398)
Restart Costs		(22,427)	-
Gain on Disposal of Mineral Properties		16,232	-
Interest Expense		(834)	(260)
Other Finance Loss	12	(846)	(643)
Loss before Taxes		(8,474)	(9,368)
Income and Mining Tax Recovery		1,549	6,826
Net Loss		(6,925)	(2,542)
Other Comprehensive Loss
Items that may be subsequently reclassified to profit or loss:
Currency translation adjustment		(92)	(79)
Total Comprehensive Loss		$(7,017)	$(2,621)

Loss Per Share
Basic		$(0.05)	$(0.02)
Diluted		$(0.05)	$(0.02)

Weighted Average Number of Common Shares Outstanding
Basic		141,393,649	128,526,424
Diluted		141,393,649	128,526,424

See accompanying notes to these condensed consolidated interim financial statements.

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

	Share Capital			Currency
	Number		Contributed	Translation	Retained
	of Shares	Amount	Surplus	Adjustment	Earnings	Total
Balance December 31, 2020	128,490,174	$319,216	$41,028	$7,632	$360,607	$728,483
Exercised options	36,250	109	(36)	-	-	73
Share based compensation expense	-	-	102	-	-	102
Total comprehensive loss	-	-	-	(79)	(2,542)	(2,621)
Balance March 31, 2021	128,526,424	$319,325	$41,094	$7,553	$358,065	$726,037

Balance December 31, 2021	141,392,191	$379,570	$41,385	$7,604	$334,537	$763,096
Exercised options	3,750	11	(4)	-	-	7
Share based compensation expense	-	-	52	-	-	52
Total comprehensive loss	-	-	-	(92)	(6,925)	(7,017)
Balance March 31, 2022	141,395,941	$379,581	$41,433	$7,512	$327,612	$756,138

See accompanying notes to these condensed consolidated interim financial statements.

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

		Three Months Ended March 31
	Notes	2022	2021
OPERATING ACTIVITIES
Net Loss		$(6,925)	$(2,542)
Items not affecting cash flows
Deferred mining and income tax		(1,446)	(6,962)
Depletion and depreciation		9,479	10,869
Gain on disposal of mineral properties		(16,232)	-
Share based compensation		52	102
Accretion of future site reclamation provisions		814	716
Unrealized foreign exchange losses		95	81
Interest expense		834	260
Other		(2)	2
		(13,331)	2,526
Net change in non-cash operating working capital balances	13	(19,997)	(5,934)
Income and mining taxes paid		(180)	(415)
Interest paid		(716)	(222)
Cash used in operating activities		(34,224)	(4,045)

FINANCING ACTIVITIES
Proceeds from short term debt		30,000	5,981
Proceeds from non-current debt		-	10,000
Repayment of short term debt		(3,000)	-
Repayment of non-current debt		(12)	(12)
Lease payments		(856)	(287)
Share capital issued for exercised options		7	73
Cash provided by financing activities		26,139	15,755

INVESTING ACTIVITIES
Acquisition and development of mineral properties		(31,262)	(14,539)
Net change in non-cash investing working capital		(610)	(965)
Proceeds on sale of mineral properties, net of transaction costs		21,893	-
Cash used in investing activities		(9,979)	(15,504)

EFFECT OF FOREIGN EXCHANGE ON CASH		(72)	(104)
DECREASE IN CASH		(18,136)	(3,898)
CASH, BEGINNING OF PERIOD		33,308	34,019
CASH, END OF PERIOD		$15,172	$30,121

See accompanying notes to these condensed consolidated interim financial statements.

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 4

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

1.	NATURE OF OPERATIONS

Imperial Metals Corporation (the “Company”) is incorporated under the laws of the Province of British Columbia, Canada, and its principal business activity is the exploration, development, and production of base and precious metals from its mineral properties. The head office, principal address and registered and records office of the Company are located at 580 Hornby Street, Suite 200, Vancouver, British Columbia, Canada V6C 3B6. The Company’s shares are listed as symbol “III” on the Toronto Stock Exchange.

The Company’s key projects are:

•	30% interest in the Red Chris copper-gold mine in northwest British Columbia; and

•	Mount Polley copper-gold mine in central British Columbia.

These condensed consolidated financial statements have been prepared on a going concern basis which assumes the Company will continue operating in the foreseeable future and will be able to service its debt obligations, realize its assets and discharge its liabilities in the normal course as they come due. The Company has in place a planning, budgeting, and forecasting process to determine the funds required to support its operations and expansionary plans.

2.	SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance

The annual consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). These unaudited interim condensed consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting (IAS 34).

These condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2021.

New Standards, Interpretations and Amendments

The accounting policies adopted in the preparation of the condensed consolidated interim financial statements are consistent with those followed in the preparation of the annual consolidated financial statements for the year ended December 31, 2021, except for the adoption of new standards effective as of January 1, 2022. The Company has not adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

3.	TRADE AND OTHER RECEIVABLES

	March 31 2022	December 31 2021
Trade receivables	$7,305	$4,244
Tax credit receivable	4,582	4,643
	$11,887	$8,887

4.	INVENTORY

	March 31 2022	December 31 2021
Stockpile ore	$15,631	$12,609
Concentrate	5,214	7,410
Supplies	32,404	31,271
Total inventories	53,249	51,290
Less non-current inventories included in other assets (Note 7)	(23,770)	(23,674)
Total current inventories	$29,479	$27,616

During the three month period ended March 31, 2022 inventory of $29,271 was recognized in cost of sales (March 31, 2021-$33,098). As at March 31, 2022, the Company had $27,166 (December 31, 2021-$23,736) of inventory pledged as security for debt.

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 5

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

5.	MINERAL PROPERTIES

	Mineral	Mineral Properties not being Depleted
Cost	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Balance December 31, 2020	$698,067	$16,369	$171,987	$601,527	$1,487,950
Additions	15,558	33,488	2,865	56,673	108,584
Change in estimates of future site reclamation provisions	16,471	-	(62)	-	16,409
Disposals and write down	-	-	(531)	(1,471)	(2,002)
Reversal of impairment on exploration cost	-	-	4,157	-	4,157
Foreign exchange movement	-	-	(27)	(3)	(30)
Balance December 31, 2021	$730,096	$49,857	$178,389	$656,726	$1,615,068
Additions	8,001	8,485	153	15,082	31,721
Change in estimates of future site reclamation provisions	(1,146)	-	-	-	(1,146)
Disposal of mineral properties	-	-	(5,660)	(616)	(6,276)
Foreign exchange movement	-	-	(92)	(12)	(104)
Balance March 31, 2022	$736,951	$58,342	$172,790	$671,180	$1,639,263

	Mineral	Mineral Properties not being Depleted
Accumulated depletion & depreciation & impairment losses	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Balance December 31, 2020	$280,769	$-	$1,645	$226,052	$508,466
Depletion and depreciation	22,430	-	-	20,934	43,364
Disposals and write down	-	-	(8)	(1,471)	(1,479)
Foreign exchange movement	-	-	-	(3)	(3)
Balance December 31, 2021	$303,199	$-	$1,637	$245,512	$550,348
Depletion and depreciation	4,082	-	-	4,885	8,967
Disposal of mineral properties	-	-	-	(616)	(616)
Foreign exchange movement	-	-	-	(12)	(12)
Balance March 31, 2022	$307,281	$-	$1,637	$249,769	$558,687
Carrying Amount
Balance December 31, 2020	$417,298	$16,369	$170,342	$375,475	$979,484
Balance December 31, 2021	$426,897	$49,857	$176,752	$411,214	$1,064,720
Balance March 31, 2022	$429,670	$58,342	$171,153	$421,411	$1,080,576

At March 31, 2022, the net carrying value of the deferred stripping costs was $27,725 (December 31, 2021-$22,806) and is included in mineral properties being depleted.

At March 31, 2022, leased mobile equipment at cost of $10,665 (December 31, 2021-$10,541) and accumulated depreciation of $3,721 (December 31, 2021-$2,992) was included with plant and equipment.

At March 31, 2022, the Company had provided $28,370 (December 31, 2021-$28,370) of security for reclamation bonding obligations by securing certain plant and equipment.

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 6

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

Red Chris Mine

Red Chris Development Company Ltd., a subsidiary of the Company, owns a 30% beneficial interest in the Red Chris copper/gold mine in northwest British Columbia. The Company and Newcrest formed a joint venture for the operation of Red Chris, with Newcrest Red Chris Mining Limited acting as operator. The property is comprised of the Red Chris Main claim group and the Red Chris South group, consisting of 77 mineral tenures (23,142 hectares). Five of these tenures are mining leases (5,141 hectares). Net smelter royalties between 1.0% to 2.0% are payable on production from the Red Chris mine.

Mount Polley Mine

The Mount Polley copper/gold mine in south-central British Columbia is owned by Mount Polley Mining Corporation, a wholly owned subsidiary of the Company. The property encompasses 23,369 hectares (including claims under option) consisting of seven mining leases (2,007 hectares) and 50 mineral claims (21,362 hectares). A production royalty is payable on ore mined from Mining Lease 933970 but no production occurred on this tenure in 2021. In October 2019, Mount Polley Mining Corporation optioned seven adjacent mineral tenures (3,331 hectares). Upon the exercising of the option on or before December 31, 2022, these claims will be subject to a production royalty payable on ore mined from the claims and milled in the Mount Polley processing plant.

Mount Polley mine operations were suspended in May 2019. The mine restart plan prepared in 2021 is being updated to include revised pit designs, results of recent drilling and current metal prices. The Company is actively seeking to secure financing to fund the restart of the mine.

Huckleberry Mine

The Huckleberry copper mine in west-central British Columbia is owned by Huckleberry Mines Ltd., a wholly owned subsidiary of the Company. The property encompasses 25,767 hectares, consisting of two mining leases (2,422 hectares) and 49 mineral claims (23,345 hectares).

Huckleberry mine operations were suspended in August 2016. The mine remains on care and maintenance status until the economics of mining and COVID-19 restrictions improve.

Other Exploration Properties

The Company reached an agreement with the Province of British Columbia for the surrender of Giant Copper mineral claims located 37km east of Hope, BC, Canada and received a cash consideration of $24,000 that covers all prior investments in the Giant Copper claim area.

Imperial has a portfolio of 20 greenfield exploration properties consisting largely in British Columbia. These properties have defined areas of mineralization and clear exploration potential.

Impairment Analysis of Mineral Properties

In accordance with its accounting policies and processes, each asset or cash-generating unit (“CGU”) is evaluated to determine whether there are any indications of impairment or impairment reversal. If any such indications of impairment exist, a formal estimate of the recoverable amount is performed.

Based on the Company’s assessment with respect to possible indicators of either impairment or reversal of previous impairments to its mineral properties, including the impact of COVID-19 on the operations and the prevailing market metals prices, the Company concluded that as of March 31, 2022, an impairment indicator of mineral properties exists and performed an impairment analysis (December 31, 2021-indicators of impairment identified). As the recoverable amounts exceeded the carrying values, no impairment was recorded.

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 7

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

6.	OTHER ASSETS

	March 31 2022	December 31 2021
Future site reclamation deposits	$14,388	$14,388
Non-current inventory – ore stockpile	12,700	12,609
Non-current inventory – supplies, including critical spare parts	11,070	11,065
Other	19	25
	$38,177	$38,087

7.	CREDIT FACILITY

At March 31, 2022, a credit facility aggregating $125,000 (December 31, 2021-$75,000) is in effect until expiry on October 9, 2022. The facility is secured by shares of all material subsidiaries and a floating charge on certain assets of the Company.

The increase in the credit facility during the three months ended March 31, 2022 in the amount of $50,000 is guaranteed by a related party and the Company paid an arrangement fee of $250 in relation to the increase. In total, $75,000 of the $125,000 of credit facility is guaranteed by a related party. The standby fee on the guarantee is payable monthly at a rate of 2.0% per annum. By virtue of the $75,000 guarantee, any funds borrowed under this portion of the credit facility bears a lower interest rate of CDOR plus 2.0%, compared to a rate of CDOR plus 3.5% under the base $50,000 portion of the credit facility.

A total of $91,405 (December 31, 2021-$68,546) has been utilized, that consists of bankers acceptances in amount of $56,500 (December 31, 2021-$29,500) and $34,905 (December 31, 2021-$39,046) for letters of credit pledged for settlement of future site reclamation provisions and other obligations.

8.	LEASES AND EQUIPMENT LOANS

Amounts due for non-current debt are:

	March 31 2022	December 31 2021
Equipment loans	$17	$29
Equipment leases	4,781	5,446
	4,798	5,475
Less portion due within one year	(2,585)	(2,896)
	$2,213	$2,579

The outstanding amount of equipment leases is $4,781 (December 31, 2021-$5,446) at weighted average interest rate of 3.35% with monthly payments of $274.

Contractual Lease Payments

	March 31 2022	December 31 2021
Due in less than one year	$2,629	$2,925
Due in one to three years	2,273	2,722
Total undiscounted lease liabilities, end of period	$4,902	$5,647

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 8

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

9.	FUTURE SITE RECLAMATION PROVISIONS

The Company has recognized provisions for future site reclamation at its Red Chris, Mount Polley, Huckleberry, Ruddock Creek and Catface properties. Although the ultimate amounts of the future site reclamation provisions are uncertain, the provision of these obligations is based on information currently available, including closure plans and applicable regulations. Significant closure activities include land rehabilitation, water treatment, demolition of facilities, monitoring and other costs.

The total undiscounted amount of estimated cash flows required to settle the Company’s estimated future closure and decommissioning costs is $242,450 (December 31, 2021 - $240,524). The estimated future cash flows were then inflated using an inflation rate of 2.0% (December 31, 2021 – 1.5% to 2.0%). The total provision for closure and decommissioning costs is calculated using discount rates between 2.41% to 4.41% (December 31, 2021 - 1.76% to 3.76%). Obligations in the amount of $123,185 are expected to be settled in the years 2022 through 2051.

	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Balance, beginning of period	$147,622	$127,828
Accretion	814	3,110
Change in estimates of future costs and discount rate	(1,146)	16,409
Increase in Ruddock Creek project	-	275
Balance, end of period	$147,290	$147,622

The amount and timing of closure plans for the mineral properties will vary depending on a number of factors, including exploration success and alternative mining plans.

10.	SHARE CAPITAL

(i)	Share Capital

Authorized
50,000,000	First Preferred shares without par value with special rights and restrictions to be determined by the directors, of which 3,100,000 have been designated as “Series A First Preferred shares” (issued and outstanding – nil)
50,000,000	Second Preferred shares without par value with rights and restrictions to be determined by the directors (issued and outstanding – nil)
An unlimited number of Common Shares without par value

(ii)	Share Option Plans

Under the Share Option Plans, options not exceeding 10% of the issued common shares of the Company, may be granted to its directors, officers and employees. As at March 31, 2022, a total of 11,881,094 common share options had remained available for grant under the plans. Under the plans, the exercise price of each option cannot be greater than the market price of the Company’s shares on the date of grant and an option’s maximum term is 10 years. Options are granted from time to time by the Board of Directors and vest over a three or five year period.

During the three months ended March 31, 2022 the Company did not grant any stock options to its directors, officers or employees.

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 9

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

Movements in Share Options

The changes in share options were as follows:

	Three Months Ended March 31, 2022		Year Ended December 31, 2021
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of period	2,262,250	$4.63	2,345,000	$4.60
Exercised	(3,750)	$2.00	(48,750)	$2.00
Forfeited	-	-	(7,500)	$2.00
Cancelled	-	-	(24,000)	$8.00
Expired	-	-	(2,500)	$2.00
Outstanding at end of period	2,258,500	$4.63	2,262,250	$4.63
Options exercisable at end of period	1,598,000	$5.69	1,278,000	$6.62

The following table summarizes information about the Company’s share options outstanding as at March 31, 2022:

	Options Outstanding		Options Exercisable
Exercise Prices	Options Outstanding	Remaining Contractual Life in Years	Options Outstanding & Exercisable	Remaining Contractual Life in Years
$2.00	1,242,500	3.08	595,000	3.08
$5.75	65,000	5.76	52,000	5.76
$8.00	951,000	3.68	951,000	3.68
	2,258,500	3.41	1,598,000	3.52

11.	COST OF SALES

	Three Months Ended March 31
	2022	2021
Operating expenses	$22,567	$25,066
Depletion and depreciation	8,542	9,930
	$31,109	$34,996

12.	OTHER FINANCE LOSS

	Three Months Ended March 31
	2022	2021
Accretion of future site reclamation provisions	$814	$716
Foreign exchange loss	149	50
Fair value adjustment to marketable securities	(2)	2
	961	768
Interest income	(115)	(125)
Other finance loss	$846	$643

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 10

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

13.	SUPPLEMENTAL CASH FLOW INFORMATION

Net change in non-cash operating working capital balances:

	Three Months Ended March 31
	2022	2021
Trade and other receivables	$(3,062)	$208
Inventory	(2,795)	(248)
Prepaid expenses and deposits	(1,227)	(510)
Trade and other payables	(12,858)	(5,472)
Income and mining taxes payable	-	136
Provision for rehabilitation costs	(55)	(48)
	$(19,997)	$(5,934)

14.	RELATED PARTY TRANSACTIONS AND COMPENSATION TO DIRECTORS AND KEY MANAGEMENT PERSONNEL

(a)	Related Party Transactions

Related party transactions with a joint venture, a significant shareholder, companies controlled by a significant shareholder, companies in which directors are owners, and with the Company’s directors and officers are as follows:

Statements of Financial Position
	March 31 2022	December 31 2021
Equipment rental trade receivables from Red Chris Joint Venture	$51	$54

Statements of Loss and Comprehensive Loss
	Three Months Ended March 31
	2022	2021
Equipment rental and revenue from Red Chris Joint Venture	$126	$288
Credit facility arrangement guarantee and standby fee	$416	$-
Interest expense	$-	$48

The Company incurred the above transactions and balances in the normal course of operations.

(b)	Compensation of Directors and Key Management Personnel

The remuneration of the Company’s directors and key management personnel is $380 for the three months ended March 31, 2022 (three months ended March 31, 2021-$355).

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 11

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

15.	REPORTABLE SEGMENTED INFORMATION

The Company operates primarily in Canada. All of the Company’s assets are located in Canada, except for assets comprised primarily of Sterling mine totalling $6,356 as March 31, 2022 (December 31, 2021-$6,448) which are located in the USA. The Company’s reportable segments reflect the internal reporting used by the Company’s management to report to the chief operating decision maker.

Reportable Segments

			Three Months Ended March 31, 2022
	Red Chris	Mount Polley	Huckleberry	Corporate and Others	Total
Reportable segmented revenues	$33,000	$-	$180	$-	$33,180
Less inter-segment revenues	-	-	(54)	-	(54)
Revenues from external sources	$33,000	$-	$126	$-	$33,126
Depletion and depreciation	$8,408	$758	$308	$6	$9,480
Interest expense and other finance expense	$(653)	$(387)	$(407)	$(233)	$(1,680)
Net (loss) income	$2,314	$(6,479)	$(1,657)	$(1,103)	$(6,925)
Capital expenditures	$29,087	$2,262	$255	$147	$31,721
Total assets	$737,391	$156,998	$244,496	$51,408	$1,190,293
Total liabilities	$279,128	$69,165	$83,978	$1,884	$434,155

			Three Months Ended March 31, 2021
	Red Chris	Mount Polley	Huckleberry	Corporate and Others	Total
Reportable segmented revenues	$32,761	$15	$396	$3	$33,175
Less inter-segment revenues	-	(4)	(119)	(2)	(125)
Revenues from external sources	$32,761	$11	$277	$1	$33,050
Depletion and depreciation	$9,796	$759	$307	$7	$10,869
Interest expense and other finance expense	$(147)	$(341)	$(324)	$(91)	$(903)
Net (loss) income	$(976)	$(2,546)	2,240	$(1,260)	$(2,542)
Capital expenditures	$16,427	$268	$28	$85	$16,808
Total assets	$651,196	$142,941	$228,847	$52,033	$1,075,017
Total liabilities	$215,106	$48,171	$66,155	$19,548	$348,980

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 12

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

Customers by Geographic Area

	Three Months Ended March 31
	2022	2021
Switzerland	$10,227	$17,458
China	12,127	8,992
Singapore	10,646	6,311
Canada	126	289
	$33,126	$33,050

Revenues are attributed to geographic area based on country of customer. In the period ended March 31, 2022, the Company had 3 principal customers individually accounting for more than 10% each for a total 99% of revenues (March 31, 2021– 4 principal customers accounting for 96% of revenues).

The Company’s principal product is copper concentrate (contains copper, gold, and silver) which is sold at prices quoted on the London Metals Exchange and LBMA. The Company sells all concentrate production to third party traders.

Revenue by Major Product and Service

	Three Months Ended March 31
	2022	2021
Copper	$24,069	$22,989
Gold	8,629	9,384
Silver	302	388
Other	126	289
	$33,126	$33,050

16.	FINANCIAL INSTRUMENTS, INTEREST RATE AND CREDIT RISK

During the reporting period, the Company examined the various financial instrument risks to which it is exposed and assessed the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, market risk and other price risks. Where material, these risks are reviewed and monitored by the Board of Directors.

Capital Risk Management

The Company manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance. The capital structure of the Company consists of equity comprised of share capital, contributed surplus, currency translation adjustment and retained earnings.

Credit Risk

The Company’s credit risk is limited to cash, trade and other receivables, and future site reclamation deposits in the ordinary course of business. The credit risk of cash and future site reclamation deposits is mitigated by placing funds in financial institutions with high credit quality.

Liquidity Risk

The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its planned capital expenditures. The Company ensures that in addition to cash balances there are sufficient committed credit facilities, including the advance payment facilities with its customers, to provide cash necessary to meet projected cash requirements.

The Company holds investments in mineral and exploration properties. While these may be convertible to cash they are not considered when assessing the Company’s liquidity as they are part of the risk management program of the Company, long-term strategic holdings, or are only convertible to cash over a longer time horizon if realizable values exceed management’s assessment of fair value, respectively.

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 13

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

Cash balances on hand, the projected cash flow and the available credit facility, are expected to be sufficient to fund the Company’s obligations as they come due. However, there are inherent risks related to the operation of the Company’s mines which could require additional sources of financing.

Liquidity risk is also impacted by credit risk, although the Company considers this risk low.

Currency Risk

Financial instruments that impact the Company’s net income (loss) and comprehensive income (loss) due to currency fluctuations include US dollar denominated cash, trade, and other accounts receivable, reclamation deposits, trade and other payables and debt. If the US Dollar had been 10% higher/lower and all other variables were held constant, net income (loss) and comprehensive income (loss) for the three months ended March 31, 2022 would have been higher/lower by $1,159.

Interest Rate Risk

The Company is exposed to interest rate risk on its credit facilities (Note 7). The Company monitors its exposure to interest rates and is comfortable with its current exposure. The Company has not entered into any derivative contracts to manage this risk. If interest rates had been 100 basis points higher/lower on the Company’s floating rate debt and all other variables were held constant, the amount of interest expense during three months ended March 31, 2022 would have increased/decreased by $89.

Provisionally Priced Revenues

As a result of the provisional pricing terms in its sales contracts, the Company is exposed to commodity price risk until final pricing is determined. Therefore, revenues in subsequent periods will be adjusted for any changes to provisionally priced accounts receivables outstanding at period end. Final pricing is usually four to five months after the date of shipment and therefore changes in metal prices may have a material impact on the final revenue.

Provisionally priced revenues is comprised of the following:

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
	Provisional lb/oz	Provisional Price per lb/oz	Provisional lb/oz	Provisional Price per lb/oz
	000’s	US$	000’s	US$
Copper	4,202.8	$4.70	2,178.4	$4.00
Gold	1.4	$1,942	0.9	$1,713

The following tables summarize the realized and unrealized gains (losses) on provisionally priced sales:

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Copper	Gold & Silver	Total	Copper	Gold & Silver	Total
Realized	$536	287	823	$2,625	$(151)	$2,474
Unrealized	1,010	13	1,023	147	(98)	49
Total	$1,546	$300	$1,846	$2,772	$(249)	$2,523

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 14

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

17.	COMMITMENTS AND PLEDGES

At March 31, 2022, the Company has pledged the following assets for settlement of future site reclamation provisions:

Future site reclamation deposits included with other assets (Note 6)	$14,388
Mineral property, plant and equipment (Note 5)	28,370
Letters of credit and reclamation surety bonds	34,390
$77,148

18.	CONTINGENT LIABILITIES

The Company is from time to time involved in various claims and legal proceedings arising in the conduct of its business.

During the third quarter of 2014, a securities class action under section 138 of the Ontario Securities Act was filed against the Company and certain of its directors, officers and others. On September 23, 2020, the Ontario Superior Court denied leave to proceed with this claim. The Plaintiff’s appeal of this decision was partially successful with the action being returned to the Ontario Superior Court for reconsideration of the leave application.

The Company is of the view that the allegations contained in the claim are without merit and are unlikely to succeed.

The Company prevailed at the arbitration of a claim filed by a contractor for additional compensation owed for work previously carried out. The arbitrator ruled that no further amounts are owed and that the contractor had overbilled the Company in an amount exceeding $2,000. The contractor has appealed the ruling.

The Company was partially successful in its action against its insurance underwriters to recover business interruption losses incurred at the Mount Polley mine. The insurance company has filed an appeal.

Imperial Metals Corporation | March 31, 2022 | Financial Statements | # 15